Ameritas Life Insurance Corp. Logo
________________________________________________________________________________
                          One Ameritas Way/P.O. Box 81889/Lincoln, NE 68501-1889
                             (402)467-1122/(800)745-6665/Facsimile:(402)467-7956


April 3, 1998

Ameritas Life Insurance Corp.
5900 "O" Street
P.O. Box 81889
Lincoln, Nebraska  68501

Gentlemen:

This opinion is furnished in connection with the registration by Ameritas Life Insurance Corp., of a flexible premium variable life insurance policy ("Contract") under the Securities Act of 1933. With reference to Post-Effective Amendment No. 4 to Registration Statement No. 33-86500 on Form S-6 describes the Contract. The form of Contract was prepared under my direction and I am familiar with the Registration Statement and Exhibits thereto. This contract was developed and filed under Securities and Exchange Commission Rule 6E-3(T), as interpreted at this time by the SEC staff. In my opinion:

      The illustrations of death benefits and cash values included in the section entitled "Illustrations of Death Benefits and Cash Values" in the Appendices of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Contract. The rate structure of the Contract has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to prospective purchasers of the Contract for male age 45, than to prospective purchasers of the Contract for other ages or for females.

I hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment No. 4 to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.

Very truly yours,

/s/ Thomas P. McArdle

Thomas P. McArdle
Assistant Vice President and
Associate Actuary